Exhibit 99.1

Gladstone Capital Announces Monthly Cash Distributions for

July, August and September 2024 and Conference Call Date

MCLEAN, VA, July 9, 2024 – Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions for July, August and September 2024 and also announced its plan to report earnings for its third fiscal quarter ended June 30, 2024.

Cash Distributions:

Common Stock: $0.165 per share of common stock for each of July, August and September 2024, payable per the table below.

Record Date	Payment Date	Cash Distribution
July 22	July 31	$0.165
August 21	August 30	$0.165
September 20	September 30	$0.165

Total for the Quarter:		$0.495

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Series A Preferred Stock (Unlisted): $0.130208 per share of 6.25% Series A Cumulative Redeemable Preferred Stock for each of July, August and September 2024, payable per the table below:

Record Date	Payment Date	Cash Distribution
July 25	August 5	$0.130208
August 26	September 5	$0.130208
September 25	October 4	$0.130208

Total for the Quarter:		$0.390624

Earnings Announcement:

The Company also announced today that it plans to report earnings for the third fiscal quarter ended June 30, 2024, after the stock market closes on Wednesday, August 7, 2024. The Company will hold a conference call Thursday, August 8, 2024 at 8:30 a.m. ET to discuss its earnings results. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through August 15, 2024. To hear the replay, please dial (877) 660-6853 and use playback conference number 13746757.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website.

If you have questions prior to or following the earnings release you may e-mail them to capital@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Source: Gladstone Capital Corporation